Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-270436, 333-270437 and 333-270438) and Form S-8 (Nos. 333-262676 and 333-2704439) of Tritium DCFC Limited of our report dated September 21, 2023 relating to the financial statements which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Brisbane, Australia

September 21, 2023